QUERYOBJECT SYSTEMS CORPORATION                                    EXHIBIT  11.1

Computation of Net Loss Per Share
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

                                                             Three Months Ended March 31,
                                                             ----------------------------
                                                                 2000         1999
                                                             -----------   --------------


Common shares outstanding at beginning of year                4,983,663    1,707,662

         Conversions of preferred stock into common shares    2,766,756       34,722

         Warrants exercised into common shares                  552,246       85,731

         Stock options exercised into common shares              10,707         --
                                                            ----------- ------------

Weighted average common shares outstanding                    8,313,372    1,828,115
                                                            =========== ============


Net loss                                                    $(1,994,892) $(1,717,537)
                                                            =========== ============


Basic and diluted net loss per common share                 $     (0.24) $     (0.94)
                                                            =========== ============